Exhibit 99.1

tw telecom Reports Third Quarter 2009 Results

— Strong and Steady Financial Performance —

Grew Revenue, M-EBITDA, Net Income and Cash Flow

— Generated $34 million of Levered Free Cash Flow —

— Achieved continued Enterprise Success as Demand Remained Solid —

LITTLETON, Colo. – November 3, 2009 – tw telecom inc. (NASDAQ: TWTC), a leading provider of managed voice, Internet and data networking solutions for business customers, today announced its third quarter 2009 financial results, including $304.8 million of revenue, $109.4 million in Modified EBITDA1 (“M-EBITDA”), $33.8 million in levered free cash flow3 and net income of $7.7 million, or $0.05 per share.

“We grew revenue, achieved strong margins and generated increased cash flow, while maintaining healthy liquidity, demonstrating the strength of our model and our ability to execute,” said Larissa Herda, tw telecom’s Chairman, CEO and President. “We believe our continued investment in our people, products and infrastructure has been instrumental to maintaining growth throughout this recession and positions us well for when the economy recovers.”

Highlights for the Third Quarter 2009

•	Grew total revenue 5% year over year and 1% sequentially

•	Grew enterprise revenue 7% year over year and 2% sequentially

•	Grew data and Internet revenue 17% year over year and 4% sequentially

•	Grew M-EBITDA 7% year over year and up slightly sequentially

•	Achieved a 35.9% M-EBITDA margin, a 70 basis point improvement year over year

•	Grew EPS to $0.05 per share, a $0.05 improvement year over year

•	Delivered $33.8 million of levered free cash flow, representing 11% of revenue

Business Trends

“Overall business trends remained steady as we continue to evolve our product capabilities and optimize our operations with ongoing cost efficiency initiatives to grow and scale the business,” said Mark Peters, tw telecom’s Executive Vice President and Chief Financial Officer. The Company’s sales efforts allowed it to outsell the continued pressure of elevated churn and repricing for contract renewals. Customer demand remained solid as bookings7 for the quarter were the same level as last year.

The Company continues in a strong liquidity position with no significant debt maturities until 2013, $432 million in cash and equivalents, an undrawn revolver, and no financial maintenance covenants unless it draws its revolver4.

Churn

Reflecting the current economic environment, revenue churn5 was 1.2% for the current quarter, 1.3% for the prior quarter, and 1.2% for the same quarter last year. The Company expects elevated revenue churn to continue to pressure revenue growth.

Customer churn5 was 1.2% for the current quarter, a decrease from 1.4% in the prior quarter, and down from 1.5% for the same period last year. The majority of the turnover was from small customers and the Company expects this churn will continue.

Other items for 2009

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing as well as any seasonal nature of sales and installations, usage, disputes, repricing for contract renewals, ongoing revenue churn and fluctuations in expenses and capital expenditures. Given the current economic environment, seasonal and other trends may differ from historical experience.

Capital Expenditures

Capital expenditures were $59.9 million for the quarter compared to $69.2 million for the prior quarter and $75.9 million for the same period last year.

The year over year decrease reflects $12 million for prior year expansions of co-location facilities, capacity expansions and regional networks, as well as IT enhancements that automated certain provisioning functions, which were lower or did not recur in the current period. Additionally, the Company incurred $2.6 million in branding and integration investments last year, which did not recur.

The sequential decrease in capital investments primarily reflects timing of infrastructure and IT projects. The Company continues to expect total capital investments for the full year 2009 to be approximately $275 million. The Company also expects the majority of the full year capital investments to be tied to new sales opportunities.

Year over Year Results –Third Quarter 2009 compared to Third Quarter 2008

Revenue

Revenue for the quarter was $304.8 million compared to $291.6 million for the third quarter last year, representing a year over year increase of $13.2 million, or 5%. Key changes in revenue included:

•	$15.9 million increase in revenue from enterprise customers, or 7% year over year, representing 29 consecutive quarters of enterprise growth

•	$1.2 million decrease in revenue from carriers. Growth in new sales was outpaced by churn and repricing for contract renewals

•	$1.5 million decrease in intercarrier compensation related primarily to fluctuations in volume and disputes as well as rate changes

By product line, the percentage change in revenue year over year was as follows:

•	17% increase for data and Internet services, primarily due to continued success with Ethernet and IP-based product sales, partially offset by churn and repricing for contract renewals

•	Voice services were flat, reflecting ongoing sales of bundled and other local product sales offset by churn

•	3% decrease for network services, due to churn and repricing for contract renewals that outpaced sales, partially offset by growth in co-location and high capacity services

M-EBITDA and Margins

M-EBITDA grew to $109.4 million for the quarter, an increase of 7%, or $6.8 million from the same period last year. The growth in M-EBITDA represents the contribution from revenue growth, cost efficiencies from network and other optimization efforts, partially offset with a fluctuation in settlements and an increase in employee costs.

Operating costs for the quarter increased primarily due to increased network access costs associated with net growth in customer installations of service, higher employee costs and fluctuation in settlements, partially offset by network and other cost efficiencies. Operating costs as a percent of revenue were 42% for both the current period and the same period last year.

Selling, general and administrative costs (“SG&A”) increased year over year, primarily reflecting a favorable tax settlement in the same period last year that did not recur, and higher employee costs partially offset by a decrease in bad debt. Bad debt expense was $1.8 million for the quarter and $3.1 million for the same period last year, representing 0.6% of quarterly revenue for the current quarter and 1.1% for the same period last year. SG&A costs as a percent of revenue were 24% for both the current quarter and for the same period last year.

Modified gross margin6 was 58.6% for the current quarter compared to 58.1% for the same period last year, a 50 basis point improvement. M-EBITDA margin for the quarter was 35.9% as compared to 35.2% for the same period last year, a 70 basis point improvement.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense.

Net Income and Loss

For the quarter, the Company achieved net income of $7.7 million, or $0.05 per share compared to a net loss of $0.2 million, or $0.00 per share, for the same period last year. The increase year over year in net income reflects strong M-EBITDA growth and an impairment loss on long term investments for the same period last year that did not recur, partially offset by an increase in depreciation.

Sequential Results –Third Quarter 2009 compared to Second Quarter 2009

Revenue

Revenue for the quarter was $304.8 million, as compared to $301.1 million for the second quarter of 2009, an increase of $3.7 million, or 1%. Key changes in revenue included:

•	$3.4 million increase in enterprise revenue, representing 2% sequential growth

•

$0.9 million increase in revenue from carrier customers primarily reflecting new sales and an increase in contract termination fees partially offset by churn and the repricing of renewed customer contracts

•	$0.6 million decrease in intercarrier compensation for fluctuations in volume and disputes

By product line, the percentage change in revenue sequentially was as follows:

•	4% increase for data and Internet services, primarily due to continued success with Ethernet and IP-based product sales partially offset by churn and repricing

•	Voice services were flat, reflecting ongoing sales of bundled and other local products offset by churn

•	Network services were flat, primarily due to sales and an increase in contract termination fees offset by churn and repricing for customer contract renewals

M-EBITDA and Margins

M-EBITDA was $109.4 million for the quarter, compared to $108.9 million for the prior quarter. The growth in M-EBITDA represents cost efficiencies from network and other optimization efforts, and a decrease in certain employee costs, partially offset by increased bad debt costs and seasonal growth in certain field expenses.

Operating costs increased primarily reflecting increased network access costs associated with net growth in customer installations of service and a seasonal increase in field costs for such items as utilities, partially offset by network optimization efforts. Operating costs were 42% of revenue for the quarter compared to 41% for the prior quarter.

SG&A costs decreased primarily reflecting decreases in property tax and certain employee related costs, including commissions and payroll taxes, offset by higher bad debt expense. Bad debt expense increased to $1.8 million from $0.7 million sequentially, representing 0.6% and 0.2% of quarterly revenue, respectively. SG&A was 24% of revenue for the current period as compared to 25% for the prior quarter.

Modified gross margin was 58.6% compared to 59.3% for the prior quarter, a 70 basis point reduction. M-EBITDA margin was 35.9% for the quarter, compared to 36.2% for the prior quarter, a 30 basis point reduction.

Net Income

For the quarter, the Company reported net income of $7.7 million, or $0.05 per share, compared to net income of $5.9 million, or $0.04 per share for the prior quarter. The increase in net income sequentially primarily reflects M-EBITDA growth and a decrease in income taxes.

Summary

“We are focused on continuing to leverage our enterprise business by executing both financially and operationally, investing in growth opportunities and positioning the business for the future,” said Herda.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on November 4 at 9:00 a.m. MST (11:00 a.m. EST). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

Investor Relations:	Media Relations:

Carole Curtin 303 566-1000	Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com

(1)

The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other gains and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense.

(2)

The Company defines unlevered free cash flow as Modified EBITDA less capital expenditures. Unlevered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(3)

The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs and non cash interest expense and deferred debt costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(4)

The Company does not have any maintenance debt covenants on its current debt instruments unless it draws its unused revolver. Please see the Company’s Form 10-K and other SEC filings for further details.

(5)

The Company defines revenue churn as the average lost recurring monthly billing from a customer’s partial or complete disconnection of services (excluding repricing impacts and usage) compared to reported revenue for the quarter. Customer churn is defined as the average monthly customer turnover compared to the average monthly customer count.

(6)

The Company defines modified gross margin as Total Revenue less operating costs excluding non-cash stock-based compensation expense. Modified gross margin is reconciled to gross margin in the financial tables.

(7)

Bookings reflects customer sales signed in the quarter. The timing of when these sales are installed and recognized as revenue varies based on the underlying contract, which may or may not occur in the quarter executed.

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website. Modified EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by (used in) operating activities in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 filed with the SEC and posted on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by (used in) operating activities and also to Modified EBITDA in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the Consolidated Operations Highlights.

Forward Looking Statements

The statements in this press release concerning the outlook for 2009 and beyond, including expansion plans, growth prospects, market opportunities, bookings, sales activity, sales and installations timing, revenue growth, churn, repricing for contract renewals, business trends and fluctuations, seasonality, expense trends, margins and cash flow trends, and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company’s SEC filings, especially the section entitled “Risk Factors” in its 2008 Annual Report on Form 10-K and in its quarterly report on Form 10-Q for the quarter ended September 30, 2009. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom

tw telecom, headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and data networking, Internet access, local and long distance voice, VPN, VoIP and network security, to enterprise organizations and communications services companies throughout the U.S including their global locations. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity. Please visit www.twtelecom.com for more information.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended Sept 30			Nine Months Ended Sept 30
	2009	2008	Growth %	2009	2008	Growth %
Revenue
Data and Internet services	$119,977	$102,282	17%	$347,848	$292,390	19%
Network services	93,233	96,152	-3%	280,396	291,762	-4%
Voice services	83,799	83,927	0%	250,414	251,707	-1%

Service Revenue	297,009	282,361	5%	878,658	835,859	5%
Intercarrier compensation	7,757	9,258	-16%	24,798	28,514	-13%

Total Revenue	304,766	291,619	5%	903,456	864,373	5%

Expenses
Operating costs	127,155	123,051		374,105	365,146

Gross Margin	177,611	168,568		529,351	499,227
Selling, general and administrative costs	74,611	71,408		225,935	221,371
Depreciation, amortization, and accretion	74,280	71,537		221,877	212,315

Operating Income	28,720	25,623		81,539	65,541
Interest expense (3)	(15,852)	(18,212)		(48,768)	(56,634)
Non cash interest expense and deferred debt costs (2) (3)	(4,880)	(4,546)		(14,449)	(13,397)
Interest income	116	1,518		327	5,742
Other loss	—	(3,672)		—	(7,767)

Income (Loss) before income taxes	8,104	711		18,649	(6,515)
Income tax expense	406	897		2,159	1,650

Net Income (Loss)	$7,698	$(186)		$16,490	$(8,165)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$177,611	$168,568		$529,351	$499,227
Add back non-cash stock-based compensation expense	961	824		2,464	2,552

Modified Gross Margin	178,572	169,392	5%	531,815	501,779	6%

Selling, general and administrative costs	74,611	71,408		225,935	221,371
Add back non-cash stock-based compensation expense	5,465	4,646		16,911	14,359

Modified EBITDA	109,426	102,630	7%	322,791	294,767	10%

Non-cash stock-based compensation expense	6,426	5,470		19,375	16,911
Depreciation, amortization, and accretion	74,280	71,537		221,877	212,315
Net Interest expense (3)	15,736	16,694		48,441	50,892
Non cash interest expense and deferred debt costs (2) (3)	4,880	4,546		14,449	13,397
Other loss	—	3,672		—	7,767
Income tax expense	406	897		2,159	1,650

Net Income (Loss)	$7,698	$(186)		$16,490	$(8,165)

Modified Gross Margin %	58.6%	58.1%		58.9%	58.1%

Modified EBITDA Margin %	35.9%	35.2%		35.7%	34.1%

Free Cash Flow:
Modified EBITDA	$109,426	$102,630	7%	$322,791	$294,767	10%
Less: Capital Expenditures	59,931	75,947	-21%	202,543	203,989	-1%

Unlevered Free Cash Flow	49,495	26,683	85%	120,248	90,778	32%
Less: Net interest expense (3)	15,736	16,694	-6%	48,441	50,892	-5%

Levered Free Cash Flow (3)	$33,759	$9,989	238%	$71,807	$39,886	80%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Effective 1/1/09, the Company adopted ASC 470-20 (formerly referred to as FSP APB 14-1 Accounting for Convertible Debt Instruments), which requires retrospective application. Included above is $4.3 million and $4.0 million for the quarter ended Sept. 30, 2009 and 2008, respectively, and $12.7 million and $11.7 million for the nine months ended September 30, 2009 and 2008, respectively, for adoption of this pronouncement.
(3)	Includes $0.6 million and $1.7 million reclassification from Interest Expense to Non Cash Interest Expense and Deferred Debt Costs for the three and nine months ended September 30, 2008, respectively.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	Sept 30, 2009	June 30, 2009	Growth %
Revenue
Data and Internet services	$119,977	$115,829	4%
Network services	93,233	93,297	0%
Voice services	83,799	83,538	0%

Service Revenue	297,009	292,664	1%
Intercarrier compensation	7,757	8,395	-8%

Total Revenue	304,766	301,059	1%

Expenses
Operating costs	127,155	123,219

Gross Margin	177,611	177,840
Selling, general and administrative costs	74,611	75,504
Depreciation, amortization, and accretion	74,280	74,406

Operating Income	28,720	27,930
Interest expense	(15,852)	(16,235)
Non cash interest expense and deferred debt costs (2)	(4,880)	(4,792)
Interest income	116	81

Income before income taxes	8,104	6,984
Income tax expense	406	1,072

Net Income	$7,698	$5,912	30%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$177,611	$177,840
Add back non-cash stock-based compensation expense	961	778

Modified Gross Margin	178,572	178,618	0%

Selling, general and administrative costs	74,611	75,504
Add back non-cash stock-based compensation expense	5,465	5,809

Modified EBITDA	109,426	108,923	0%

Non-cash stock-based compensation expense	6,426	6,587
Depreciation, amortization, and accretion	74,280	74,406
Net Interest expense	15,736	16,154
Non cash interest expense and deferred debt costs (2)	4,880	4,792
Income tax expense	406	1,072

Net Income	$7,698	$5,912

Modified Gross Margin %	58.6%	59.3%

Modified EBITDA Margin %	35.9%	36.2%

Free Cash Flow
Modified EBITDA	$109,426	$108,923	0%
Less: Capital Expenditures	59,931	69,187	-13%

Unlevered Free Cash Flow	49,495	39,736	25%
Less: Net interest expense	15,736	16,154	-3%

Levered Free Cash Flow	$33,759	$23,582	43%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Effective 1/1/09, the Company adopted ASC 470-20 (formerly referred to as FSP APB 14-1 Accounting for Convertible Debt Instruments), which requires retrospective application. Included above is $4.3 million and $4.2 million for the quarters ended September 30, 2009 and June 30, 2009, for adoption of this pronouncement.

tw telecom inc.

Highlights of Results Per Share

Unaudited (1) (2)

	Three Months Ended
	9/30/09	6/30/09	9/30/08
Weighted Average Shares Outstanding (thousands)
Basic	148,082	147,970	147,443

Diluted (2)	149,952	149,557	147,443

EPS prior to impacts of convertible debt accounting	$0.08	$0.07	$0.03
Adoption of Accounting for Convertible Debt Instruments (3)	(0.03)	(0.03)	(0.03)

Basic & Diluted Income per Common Share	$0.05	$0.04	$0.00

	As Of
	9/30/09	6/30/09	9/30/08
Common shares (thousands)
Actual Shares Outstanding	149,335	149,224	147,519

Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	2,827	2,912	1,494

Options (thousands)
Options Outstanding	13,033	13,293	12,028

Options Exercisable	8,161	8,291	7,151

Options Exercisable and In-the-Money	1,781	1,808	1,519

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.
(3)	Effective 1/1/09, the Company adopted ASC 470-20 (formerly referred to as FSP APB 14-1 Accounting for Convertible Debt Instruments), which requires retrospective application. Adoption of this pronouncement included $4.3 million, $4.2 million and $4.0 million for the quarters ended Sept. 30, 2009, June 30, 2009 and Sept. 30, 2008, respectively, for Non Cash Interest Expense and Deferred Debt Costs.

tw telecom inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	September 30, 2009	June 30, 2009	September 30, 2008
ASSETS
Cash and equivalents	$432,331	$391,801	$333,687

Receivables	86,324	86,013	83,331
Less: allowance	(11,011)	(11,214)	(9,723)

Net receivables	75,313	74,799	73,608

Other current assets	22,800	23,196	21,675

Property, plant and equipment	3,443,554	3,389,653	3,221,218
Less: accumulated depreciation	(2,149,487)	(2,084,625)	(1,921,960)

Net property, plant and equipment	1,294,067	1,305,028	1,299,258

Other Assets (2)	510,037	513,320	524,565

Total	$2,334,548	$2,308,144	$2,252,793

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities (3)
Accounts payable	$45,999	$41,997	$32,613
Deferred revenue	33,110	32,359	29,183
Accrued taxes, franchise and other fees	67,160	65,337	69,378
Accrued interest	9,462	16,577	9,604
Accrued payroll and benefits	43,612	33,072	42,641
Accrued carrier costs	30,502	34,321	30,580
Current portion of debt and lease obligations	8,264	8,114	7,275
Other current liabilities	39,590	36,935	32,826

Total current liabilities	277,699	268,712	254,100

Long-Term Debt and Capital Lease Obligations
2 3/8% convertible senior debentures, due 4/1/2026 (2)	373,750	373,750	373,750
Unamortized Discount (2)	(69,094)	(73,289)	(85,354)

Net	304,656	300,461	288,396
Floating rate senior secured debt - Term Loan B, due 1/7/2013	583,500	585,000	589,500
9 1/4% senior unsecured notes, due 2/15/2014	400,243	400,257	400,299
Capital lease obligations	17,706	17,857	10,890
Less: current portion	(8,264)	(8,114)	(7,275)

Total long-term debt and capital lease obligations	1,297,841	1,295,461	1,281,810

Long-Term Deferred Revenue	16,506	16,908	18,254
Other Long-Term Liabilities	30,197	29,514	25,345

Stockholders’ Equity (2)	712,305	697,549	673,284

Total	$2,334,548	$2,308,144	$2,252,793

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Effective January 1, 2009 the Company adopted ASC 470-20 (formerly referred to as FSP APB 14-1 Accounting for Convertible Debt Instruments). For further details see the Company’s SEC filings and the Company’s supplemental earnings slides.
(3)	Certain prior period liabilities have been reclassified to conform with the presentation for all periods.

tw telecom inc.

Unaudited

tw telecom’s Strong Liquidity

(1)	The Company has no financial maintenance covenants as of September 30, 2009. There are financial maintenance covenants in the Company’s undrawn revolver which would only apply if drawn.
(2)	Annualized amount based on the quarter ended September 30, 2009.
(3)	Excludes the impact of adoption of ASC 470-20 (formerly referred to as FSP APB 14-1) which decreased debt and increased non cash interest expense.
(4)	See the Company’s SEC filings for a full description of the debt instruments.

tw telecom inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended			Nine Months Ended
	Sept 30, 2009	June 30, 2009	Sept 30, 2008	Sept 30, 2009	Sept 30, 2008
Cash flows from operating activities:
Net Income (loss)	$7,698	$5,912	$(186)	$16,490	(8,165)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	74,280	74,406	71,537	221,877	212,315
Stock-based compensation	6,426	6,587	5,470	19,375	16,911
Discount on debt, investment impairment, deferred debt issue costs and other	4,902	4,944	9,318	15,044	22,311
Changes in operating assets and liabilities:
Receivables, prepaid expense and other assets	232	(3,128)	3,248	5,785	2,762
Accounts payable, deferred revenue, and other liabilities	14,237	17,881	(9,996)	(368)	(36,090)

Net cash provided by operating activities	107,775	106,602	79,391	278,203	210,044

Cash flows from investing activities:
Capital expenditures	(59,931)	(68,560)	(75,169)	(194,650)	(201,651)
Proceeds from sale of assets and other investing activities	(6,080)	1,845	4,060	914	2,918

Net cash used in investing activities	(66,011)	(66,715)	(71,109)	(193,736)	(198,733)

Cash flows from financing activities:
Net proceeds from issuance of common stock upon exercise of stock options, vesting of restricted stock awards and units, and employee stock purchase plan	576	946	2,170	1,390	6,243
Payment of debt and capital lease obligations	(1,810)	(2,244)	(1,921)	(5,702)	(5,398)

Net cash provided by (used in) financing activities	(1,234)	(1,298)	249	(4,312)	845

Increase in cash and cash equivalents	40,530	38,589	8,531	80,155	12,156
Cash and cash equivalents at the beginning of the period	391,801	353,212	325,156	352,176	321,531

Cash and cash equivalents at the end of the period	$432,331	$391,801	$333,687	$432,331	$333,687

Supplemental disclosures of cash flow information:
Cash paid for interest	$23,643	$9,890	$25,991	$58,667	$65,380

Cash paid for income taxes	$618	$2,180	$71	$2,826	$1,061

Addition of capital lease obligation	$0	$627	$778	$7,893	$2,338

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$59,931	$68,560	$75,169	$194,650	$201,651
Addition of capital lease obligation	0	627	778	7,893	2,338

Total capital expenditures	$59,931	$69,187	$75,947	$202,543	$203,989

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Selected Operating Statistics

Unaudited (1)

	Three Months Ended
	2008				2009
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30
Operating Metrics:
Route Miles
Metro	19,009	19,235	19,477	19,843	20,039	20,219	20,190
Regional	6,921	6,921	6,922	6,922	6,922	6,922	6,922

Total	25,930	26,156	26,399	26,765	26,961	27,141	27,112

Buildings (2)
Fiber connected buildings, on-net	8,587	8,810	9,109	9,422	9,685	9,934	10,170

Networks
Class 5 Switches	70	69	69	68	68	68	68
Soft Switches	36	36	36	36	36	36	36

Headcount
Total Headcount	2,883	2,890	2,827	2,844	2,853	2,861	2,849
Sales Associates	511	517	485	485	486	494	503

Customers
Total Customers	31,200	30,663	30,006	29,672	29,256	28,676	28,347

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Fiber connected buildings (e.g. “on-net”) represents locations to which the Company’s fiber network is directly connected.